Exhibit 99.1
Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com
FOR IMMEDIATE RELEASE
The Princeton Review Reports 2007 Operating Results
New York, NY, March 11, 2008 — The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced financial results for the fourth quarter and full year ended December 31, 2007. In the fourth quarter of 2007 the Company has begun reporting its Supplementary Educational Services (SES) as a separate segment.
Fourth Quarter and Full Year Financial Highlights
For the quarter ended December 31, 2007, revenue increased 7.0% to $36.4 million from $34.0 million in the fourth quarter of 2006. For the period the Company incurred a net loss attributable to common stockholders of $18.8 million, or $0.67 per share, as compared to a net loss of $4.7 million, or $0.17 per share, in the fourth quarter of 2006. For the full year ended December 31, 2007, revenue increased 8.5% to $146.6 from $135.2 million in 2006. The Company’s net loss attributed to common stockholders for the full year was $31.0 million in 2007, or $1.11 per share, as compared to a net loss of $10.7 million, or $0.39 per share, in 2006.
For the quarter ended December 31, 2007, the operating loss from continuing operations was $15.9 million as compared to $4.2 million for the quarter ended December 31, 2006. For the full year ended December 31, 2007, the operating loss from continuing operations was $22.1 million compared to $9.1 million in 2006. The operating loss from continuing operations includes restructuring and impairment charges of $9.7 million for the quarter ended December 31, 2007 and $11.5 million for the full year ended December 31, 2007.
“We are pleased with the foundation of the core businesses demonstrated by growth in our Test Preparation and Supplementary Educational Services businesses. While the K-12 division lost a professional development contract in New York City in the first quarter of 2007, resulting in a decline in revenue for that business, we are still pleased with its improved operating performance. Overall, we have a positive outlook on the business and a belief that appropriate investment strategies in sales and marketing will yield opportunities for higher revenue growth in 2008 and beyond. The operations will benefit from the completion of our major company-wide restructuring efforts. The effects of the reorganization of the company will be felt across all divisions and corporate functions and are expected to result in annualized savings going into 2008 of approximately $9 million,” said Michael Perik, CEO and

President. Mr. Perik also noted that “there remains much to do as we invest in marketing and revenue opportunities in the test prep division, strategically invest in technology commensurate with the growth in our key markets, and invest in improving our back office operations.”
The Company also announced today that John Katzman, the Company’s Executive Chairman, will take a six-month sabbatical. “John has given his all to The Princeton Review for over 25 years,” said Mr. Perik. “He certainly deserves this time.” Mr. Katzman will continue to serve as the Chairman of the Board during this period but will not have any day-to-day operating responsibilities.
Segment Financial Results
Test Preparation Services
For the quarter ended December 31, 2007, Test Preparation Services revenue increased by $2.0 million, or 10.5%, to $21.0 million from $19.0 million in the fourth quarter of 2006. The increase is largely attributable to increased tutoring and institutional revenues. For the full year ended December 31, 2007, Test Preparation Services revenue increased by $3.0 million, or 3.3%, to $93.4 million from $90.4 million in 2006. The increase in 2007 resulted from increased tutoring revenue.
Operating income for the Test Preparation Services division was $2.2 million for the quarter ended December 31, 2007 and $13.8 million for the full year ended December 31, 2007, compared to an operating income of $0.3 million for the quarter ended December 31, 2006 and $13.8 million for the full year ended December 31, 2006.
Supplementary Educational Services
For the quarter ended December 31, 2007, SES revenue increased by $5.5 million to $8.5 million from $3.1 million in the fourth quarter of 2006. The increase is due to growth in our New York and Chicago contracts and our entry into the Florida market in 2007. For the full year, SES revenue increased to $17.2 million from $6.8 million in 2006.
The SES division had operating income of $1.7 million in the quarter ended December 31, 2007 compared to an operating loss of $0.2 million in the fourth quarter of 2006. For the full year ended December 31, 2007, the SES division’s operating income was $1.8 million compared to a loss of $1.7 million for the full year ended December 31, 2006.
K-12 Services
For the quarter ended December 31, 2007, K-12 Services revenue decreased $5.1 million, or 42%, to $6.9 million from $12.0 million for the fourth quarter of 2006. The decrease in revenue is attributable to the non-renewal of a professional development contract in New York City in early 2007 and lower intervention product sales. For the full year ended December 31, 2007, K-12 Services revenue decreased by $2.0 million or 5.2%, to $36.0 million from $38.0 million in 2006.
The K-12 Services division had an operating loss of $0.9 million in the quarter ended December 31, 2007 compared to operating income of $1.1 million in the fourth quarter of 2006. The lower operating loss in the fourth quarter of 2007 results from the lower revenues relating to the intervention sales in the fourth quarter of 2006. For the full year ended December 31, 2007, the K-12 Services division had an operating income of $1.2 million compared to an operating loss of $2.8 million in 2006 attributable to improved cost management.
Other Matters
In March 2008 the Company restated its financial statements for 2005 and 2006 as a result of a determination that the Company incorrectly accounted for income taxes in the years ended December 31, 2005 and December 31, 2006. The correction required a $3.0 million and $3.7 million increase in long term liabilities in 2005 and 2006, respectively, and a $672,000 and $666,000 increase in the Company’s net loss for the year ended December 31, 2005 and December 31, 2006, respectively. The adjustments are non-cash and are more fully described in the Company’s filing on Form 8-K dated March 11, 2008.
The Princeton Review will review its fourth quarter and full year 2007 financial results and provide additional business highlights and its outlook for 2008 on a conference call at 4:30 pm Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-4855 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 4757555, through March 15, 2008.
Financial Outlook
The following statements are based on current expectations and the Company assumes no obligation to update or confirm them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.
For the full year 2008, the Company expects revenue growth to be between ten and thirteen percent including the acquisition of the TSI franchise completed on March 7, 2008. The company also expects Earnings before Interest Taxes Depreciation and Amortization (EBITDA) to be between six and nine percent of revenues in 2008.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.
- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended	Year Ended	Quarter Ended	Year Ended
	December 31, 2007	December 31, 2007	December 31, 2006	December 31, 2006
			(As Restated)	(As Restated)
Revenue
Test Preparation Services	$20,978	$93,417	$18,983	$90,418
SES	8,546	17,197	3,090	6,798
K-12 Services	6,892	35,995	11,965	37,965

Total revenue	36,416	146,609	34,038	135,181

Cost of revenue
Test Preparation Services	7,288	34,139	7,074	30,861
SES	3,759	7,476	1,834	3,722
K-12 Services	3,732	19,801	6,963	23,365

Total cost of revenue	14,779	61,416	15,871	57,948
Gross Profit	21,637	85,193	18,167	77,233
Operating expenses
Selling, general and administrative	27,833	95,809	22,048	85,990
Restructuring	7,746	9,470	—	—
Impairment of investments	1,986	1,986	300	300

Total operating expenses	37,565	107,265	22,348	86,290

Operating loss from continuing operations	(15,928)	(22,072)	(4,181)	(9,057)
Interest income (expense)	329	(348)	(259)	(649)
Other income (expense)	(6)	(7,558)	94	(34)

Income (loss) before income taxes	(15,605)	(29,978)	(4,346)	(9,740)
(Provision) benefit for income taxes	(764)	3	(504)	(671)

Income (loss) from continuing operations	(16,369)	(29,975)	(4,850)	(10,411)
Discontinued Operations
Income (loss) from discontinued operations	(2,383)	(2,697)	365	362
Gain from disposal of discontinued operations	240	4,779	—	—
(Provision) benefit for income taxes	840	(850)	(150)	(148)

Income (loss) from discontinued operations	(1,303)	1,232	215	214
Net Income (loss)	(17,672)	(28,743)	(4,635)	(10,197)

Dividends and accretion on Preferred Stock	(1,142)	(2,232)	(105)	(517)

Net Income (loss) attributed to common stockholders	$(18,814)	$(30,975)	$(4,740)	$(10,714)

Basic and diluted income (loss) per share
Income (loss) from continuing operations	$(0.62)	$(1.15)	$(0.18)	$(0.40)
Income (loss) from discontinued operations	(0.05)	0.04	0.01	0.01

Income (loss) attributable to common shareholders	$(0.67)	$(1.11)	$(0.17)	$(0.39)

Weighted average shares used in computing basic income (loss) per share
Basic and diluted	28,138	27,877	27,587	27,578